Exhibit 10.3

THIS EMPLOYMENT AGREEMENT AND MUTUAL GENERAL RELEASE (the “Agreement”), made as of November 1, 2006, is entered into by The First Marblehead Corporation, a Delaware corporation with its principal place of business at The Prudential Tower, 800 Boylston Street, Boston, MA 02199-8157 (the “Company”), and Donald R. Peck, residing at [intentionally omitted] (the “Employee”).

The Company desires to continue to employ the Employee in the capacity set forth below, and the Employee desires to be so employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                       Term of Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on November 1, 2006 (the “Commencement Date”) and ending on January 2, 2007 (such period constitutes the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 6.

2.                                       Title; Capacity.  The Employee shall serve as Senior Advisor to the Company’s Chief Executive Officer (the “CEO”). The Employee shall provide services in connection with transition of the responsibilities of the Chief Financial Officer to his successor, and shall work under the supervision of, and shall have such authority as is delegated to him by, the CEO.

The Employee hereby accepts such employment and agrees to undertake such duties and responsibilities inherent in the position of Senior Advisor and such related duties and responsibilities as the CEO shall from time to time reasonably assign to him. The Employee agrees to devote such business time, attention and energies to the business and interests of the Company during the Employment Period as necessary to perform his obligations.

The Employee agrees to abide by the written rules, regulations, instructions, personnel practices and policies of the Company generally applicable to senior level executives and any changes therein which may be adopted from time to time by the Company. The Employee acknowledges that he has been made aware that the Company’s written rules and policies are available on line and may be accessed by him now or at any time during the Employment Term.

3.                                       Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement.  The Employee will remain bound by the terms of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement signed on September 12, 2005 (the “Non-Competition Agreement”). The Non-Competition Agreement is hereby amended to provide that the restrictions set forth in Section 4 thereof shall remain in effect until December 31, 2007.

4.                                       Exclusivity.  The Company and the Employee agree that the Employee’s position as Senior Advisor to the CEO shall be exclusive in nature. Specifically, during the Employment Period the Employee shall not be permitted to provide services, whether as an employee, independent contractor or otherwise, for entities, employers or individuals other than the Company.

5.                                       Compensation and Benefits.

5.1                                 Salary.  The Company shall pay the Employee a semi-monthly salary of $17,708.34 for the Employment Period, to begin on the Commencement Date. On the last day of the Employment Period, the Company shall pay the Employee a lump sum payment equal to six months of salary subject to adjustment for applicable taxes (the “Final Payment”).

5.2                                 Fringe Benefits. During the Employment Period, the Employee shall be entitled to all fringe benefits generally available to the Company’s senior executive officers. Effective as of the end of the Employment Period, the Employee shall be considered to have elected to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. et seq. During the six month period following the end of the Employment Period, the Company shall pay the entire premium for such coverage as long as and to the extent the Employee remains eligible for COBRA continuation. The Company will provide the Employee materials explaining COBRA benefits. The Company shall provide to the Employee at the Company’s expense employment transition services through Keystone Partners, or through a provider of the Employee’s choice. Should the Employee choose an alternate provider, the Company shall pay up to $10,000 toward such alternate provider’s fee. Except as provided in this Section 5, the Employee shall not be entitled to participate in any other benefit or bonus programs sponsored or made available by the Company following the Employment Period.

5.3                                 Reimbursement of Expenses.  The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Company.

5.4                                 Stock Options.  Any stock options previously granted by the Company to the Employee prior to November 1, 2006 shall be governed by the Stock Option Plan or individual Stock Option Agreement under which such stock options were granted, provided, however, that Section 2.01(v) of the Grant of Incentive Stock Option dated April 3, 2003 (the “Option Agreement”) between the Company and the Employee is hereby amended to provide that the Employee may exercise the Option (as defined in the Option Agreement) with respect to 15,000 shares of Common Stock scheduled to vest on the fourth anniversary of the Date of Grant (such number of shares reflecting all stock splits and dividends since April 3, 2003) anytime from the date hereof until the date determined in accordance with the provisions of Section 3.02 of the Option Agreement and shall be considered fully vested as of the date hereof for purposes of Section 3.02 of the Option Agreement. The 15,000 shares referred to in the preceding sentence shall be adjusted to reflect any stock splits and stock dividends with a record date after the date hereof and before the exercise of the Option. It is expressly understood by the parties that this Agreement shall have no effect on any vested and unexercised options provided under the Option Agreement except for those described in Section 2.01(v) of the Option Agreement.

6.                                       Employment Termination.  The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

6.1                                 At the expiration of the Employment Period, at which time the Employee acknowledges that the Company will have no obligation to employ him in any capacity whatsoever;

6.2                                 The death of the Employee; or

6.3                                 At the election of the Employee upon not less than ten (10) days’ prior written notice of termination.

7.                                       Effect of Termination.

7.1                                 Termination at the Expiration of the Employment Period, or at the Election of the Employee. Upon termination at the expiration of the Employment Period, the

Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 5 including any accrued but unused vacation time through December 31, 2006, and the Final Payment. Upon termination at the election of the Employee pursuant to Section 6.3, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 5 including any accrued but unused vacation time through the last day of his actual employment by the Company, and the Final Payment.

7.2                                 Termination for Death .  If the Employee’s employment is terminated by death, the Company shall pay to the estate of the Employee the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death occurs, and the Final Payment.

7.3                                 Continuing Obligations.  The Non-Competition Agreement shall survive the termination of the Employee’s employment pursuant to this Agreement.

8.                                       Litigation Cooperation.  The Employee agrees to continue to serve the Company as a litigation consultant and in connection therewith, to cooperate with the Company in (i) the defense or prosecution of any claims or actions involving matters in which he was involved while employed by the Company or about which he has knowledge, which already have been brought or which may be brought in the future against or on behalf of the Company, and (ii) responding to, cooperating with, or contesting any governmental audit, inspection, inquiry, proceeding or investigation, which relate to events or occurrences that transpired during his employment with the

Company. The Employee’s cooperation in connection with such claims or actions shall include, without implication of limitation: promptly notifying the Company in writing of any subpoena, interview, investigation, request for information, or other material contact concerning events or occurrences that transpired during his employment with the Company that relate to litigation or imply that it may relate to litigation, consulting with counsel for the Company to prepare for discovery or trial; to testify truthfully as a witness when reasonably requested and at reasonable times requested by the Company; to meet with counsel or other delegated representatives of the Company; to assist in the preparation of responses to and to cooperate with the Company’s processing of governmental audits, inspections, inquiries, proceedings or investigations related to events or occurrences that transpired during his employment with the Company. The Company agrees that it will attempt to accommodate the Employee’s work schedule when requesting his participation in the above activities and to reimburse the Employee for any reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that he incurs in connection with such cooperation, subject to reasonable documentation. The Company will exercise its rights under this Section so as not to interfere unreasonably with the Employee’s personal schedule or ability to engage in gainful employment.

9.                                       Releases

9.1                                 Release by the Employee.  The Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, agents and employees (each in their individual and corporate capacities) (hereinafter the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Company, its officers, directors, stockholders, corporate affiliates, agents and employees in such capacities, including, but not limited to, all claims arising out of his employment, all employment discrimination claims under

Title VII of the Civil Rights Act of 1964,42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C., §621 et seq., the Americans With Disabilities Act, 42 U.S.C., §12101 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151 B, § 1 et seq., all claims arising out of the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, c.93 §102 and 103 and M.G.L. c.214, §1C , all damages arising out of all employment discrimination claims, wrongful discharge claims or other common law claims and damages including but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company contractual or otherwise, including but not limited to claims to stock or stock options, except as described in Section 5.4, and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal. State or local statute or ordinance not expressly referenced above; provided however that nothing in this Agreement prevents you from filing, cooperating with or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). Notwithstanding the foregoing, this release does not include and will not preclude: (a) claims for unemployment compensation; (b) rights, if any, to defense and indemnification from the Company for actions taken by you in the course and scope of your employment with the Company and its subsidiaries and affiliates; and/or (c) claims, actions or rights arising under or to enforce the terms of this Agreement.

9.2                                 Release by the Company.  In consideration of the exchange of the promises contained herein and for such other good consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Employee from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, loans, judgments, liens, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages (including compensatory, punitive or liquidated damages), executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that it ever had or now has against the Employee, known or unknown, at law or equity or otherwise, including, but not limited to, all claims arising out of the Employee’s employment with and/or separation from the Company; provided, however, that nothing in this Agreement prevents the Company from bringing a claim: (a) that arises from any intentional misconduct engaged in by the Employee as an employee, officer or director of the Company, including, but not limited to, misappropriation, theft or fraud; (b) for breach of fiduciary duty as an employee, officer or director of the Company; (c) in defense of or in response to any claim by the Employee for indemnification and/or advancement of fees; or (d) arising under this Agreement.

10.                                 Acknowledgments.  The Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. The Employee may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Employee understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he may have under The Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

11.                                 Voluntary Assent.  The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

12.                                 Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

13.                                 Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14.                                 Non-Disparagement.  The Employee agrees not to make any statement, written or oral, which disparages the Company, its respective officers, or management and business practices, or which disrupts or impairs the Company’s normal operations. The provisions of this Section 14 shall not apply to any truthful statement required to be made by the Employee in any legal proceeding, required filing under the securities laws, or pursuant to any governmental or regulatory investigation. Likewise, the Company agrees that its directors and officers shall not make any statement, written or oral, which disparages the Employee. The Company agrees to provide a positive written letter of recommendation for the Employee on request.

15.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

16.                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

17.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

18.                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

19.                                 Waivers.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

20.                                 Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.                                 Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Peter B. Tarr
Peter B. Tarr
Chairman and General Counsel
Date Signed: November 1, 2006

/s/ Donald R. Peck November 1, 2006
Donald R. Peck Date Signed